UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 24, 2013

MARINA DISTRICT FINANCE COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	333-173275	22-3767829
(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

One Borgata Way

Atlantic City, NJ 08401

(Address of Principal Executive Offices, Including Zip Code)

(609) 317-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

The information included in Item 2.03 is incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 24, 2013, Marina District Finance Company, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “New Credit Facility”) with Marina District Development Company, LLC (“MDDC”), certain financial institutions, and Wells Fargo Bank, National Association, as administrative agent, letter of credit issuer and swing line lender. The New Credit Facility replaces the Credit Agreement, dated as of August 6, 2010, among the Company, MDDC, various lenders and Wells Fargo Bank, National Association, as administrative agent, letter of credit issuer and swing line lender, as amended (the “Prior Credit Agreement”).

The New Credit Facility provides for a $60.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) which matures in February 2018 (or earlier upon the occurrence or non-occurrence of certain events). Proceeds from the New Credit Facility will be used to repay obligations outstanding under the Prior Credit Agreement and is expected to be used, together with cash on hand, to redeem up to 10% of the Company’s 9  1/2% Senior Secured Notes due 2015 (the “2015 Notes”) outstanding pursuant to that certain Indenture dated as of August 6, 2010 (the “Indenture”) among the Company, MDDC and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture is incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-4 that was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2011.

The New Credit Facility includes an accordion feature which permits: (a) an increase in the Revolving Credit Facility in an amount not to exceed $15.0 million and (b) the issuance of senior secured term loans to refinance the 2015 Notes and, concurrently with or after the 2015 Notes have been refinanced, to refinance the Company’s 9 7/8% Senior Secured Notes due 2018 (the “2018 Notes”) outstanding pursuant to the Indenture, in each case, subject to the satisfaction of certain conditions.

The New Credit Facility is guaranteed on a senior secured basis by MDDC and any future subsidiaries of MDDC and is secured by a first priority lien on substantially all of the assets of the Company, MDDC and any future subsidiaries of MDDC, subject to certain exceptions. The obligations under the Revolving Credit Facility will have priority in payment to the payment of the 2015 Notes and the 2018 Notes.

Outstanding borrowings under the Revolving Credit Facility accrue interest, at the option of the Company, at a rate based upon either: (i) the highest of (a) the agent bank’s quoted prime rate, (b) the one-month Eurodollar rate plus 1.00%, and (c) the daily federal funds rate plus 0.50%, or (ii) the Eurodollar rate, plus with respect to each of clause (i) and (ii), an applicable margin as specified in the New Credit Facility. In addition, a commitment fee is incurred on the unused portion of the Revolving Credit Facility ranging from 0.50% per annum to 0.75% per annum.

The New Credit Facility contains customary affirmative and negative covenants, including but not limited to, the maintenance of a minimum Consolidated EBITDA (as defined in the New Credit Facility) over each trailing twelve-month period ending on the last day of each calendar quarter. The New Credit Facility is subject to customary events of default.

The foregoing description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated into this Current Report by reference.

Item 8.01.     Other Events.

On July 19, 2013, the Company issued a conditional notice of its election to redeem $21.885 million of its outstanding 2015 Notes on August 18, 2013. On July 24, 2013, the Company issued a second conditional notice of its election to redeem $17.915 million of its outstanding 2015 Notes on August 23, 2013. As of July 19, 2013, there was $398.0 million in aggregate principal amount of the 2015 Notes outstanding, and the two redemptions aggregate 10% of such outstanding 2015 Notes. The redemption price for such notes is 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

Both redemptions will be effected pursuant to the provisions of the Indenture and are conditional upon the receipt by the Trustee of funds sufficient to pay the applicable redemption price on or prior to the applicable redemption date. The 2015 Notes to be redeemed will be selected for redemption by The Depository Trust Company applicable procedures unless otherwise required by law or applicable stock exchange requirements. If the conditions to the applicable redemption have been satisfied on the applicable redemption date, from and after the applicable redemption date, interest on the 2015 Notes that were redeemed shall cease to accrue.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2013	MARINA DISTRICT FINANCE COMPANY, INC.

	By:	/s/ Josh Hirsberg
Josh Hirsberg Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement